(LETTERHEAD OF COOPERS & LYBRAND)

                                                                 EXHIBIT 23-E





                           CONSENT OF INDEPENDENT ACCOUNTANTS


                    We consent to the incorporation by reference in this Registration Statement of Metropolitan Edison Company on Form S-3 of our report dated February 2, 1994, on our audits of the consolidated financial statements and financial statement schedules of Metropolitan Edison Company and Subsidiary Company as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, which report is included in the Company's Annual Report on Form 10-K, for the year ended December 31, 1993. Our report on the audits of consolidated financial statements and financial statement schedules of Metropolitan Edison Company and Subsidiary Company as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993 contains explanatory paragraphs related to certain contingencies which have resulted from the accident at Unit 2 of the Three Mile Island Nuclear Generating Station; the adoption of the provisions of the Financial Accounting Standards Board's
          Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes," and the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" in 1993; and the change in the method of accounting for unbilled revenues in 1991.

                    We also consent to the reference to our Firm under the caption "Experts".













          2400 Eleven Penn Center
          Philadelphia, PA
          May 17, 1994
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